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                                                                    EXHIBIT 4.2

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT effective as of the 6th day of November, 1998 by and among:

                  Heartland Bancshares, Inc., a Florida corporation and bank holding company for Heartland National
                  Bank, located at Sebring, Florida (hereinafter referred to as the "Company")

                                      and

                  SunTrust Bank, Central Florida, National
                  Association, located at 225 East Robinson Street, Suite 250, Orlando, Florida 32801 (hereinafter referred to as the "Escrow Agent")

                                  WITNESSETH:

         WHEREAS, the Company intends to offer and sell to various investors (the "Subscribers") no less than 600,000 shares and no more than 650,000 shares of its capital stock, par value $0.10 per share (the "Capital Stock"), at a subscription price of $10.00 per share pursuant to an offering to the public (the "Offering"); and

         WHEREAS, the Company must sell at least 600,000 shares ("Required Offering") of Capital Stock on or before the date stipulated in Addendum A attached hereto ("Required Offering Deadline"); and

         WHEREAS, the release of the subscription funds to the Company is contingent upon the grant of the requisite charter (the "Charter") to the Bank from the U.S. Office of the Comptroller of the Currency ("OCC") on or before February 5, 1999 unless such date is extended by the OCC (the "Expiration Date"); and

         WHEREAS, the parties hereto wish to agree among themselves as to the treatment of all subscription proceeds which may be in the form of checks, cashier's checks and/or money orders (the "Proceeds"), along with properly executed subscription agreements, from the Subscribers pursuant to the Offering until such time as the Charter is granted.

         NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties hereto agree as follows:

         1. Creation of Escrow Agreement. Pursuant to the terms and conditions of this Agreement, the parties do hereby agree that the Escrow Agent shall act as escrow agent in regard to Proceeds received from the Subscribers for the Capital Stock pursuant to the Offering.

         2. Deposit and Delivery of Proceeds and Subscription Agreements. The Escrow Agent shall deposit and hold in escrow under this Agreement all Proceeds received by the Company from the
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Subscribers in regard to the purchase of the Capital Stock pursuant to the
Offering. The Escrow Agent shall have no responsibility whatsoever in regard to Proceeds not received and for funds that have not yet cleared and become good funds. Subscribers shall make the payment for the Capital Stock payable to the Escrow Agent. In the event checks are made payable to the Company, the Company shall promptly endorse said checks to the order to the Escrow Agent. Simultaneously with the delivery of the Proceeds, the Company shall deliver to the Escrow Agent the Subscription Agreements and copies of the written acceptances for which the Proceeds represents payments. The Escrow Agent shall hold the Proceeds and Subscription Agreements pursuant to the terms and conditions of this Agreement.

         3. Partial Rejection of Subscription Agreements. Should the Company elect to accept a subscription for less than the number of shares shown in a Subscriber's Subscription Agreement by indicating such lesser number of shares on the written acceptance of the Company transmitted with the Subscription Agreement and payment therefor, the Escrow Agent shall deposit such payment in the escrow account and then remit within thirty (30) days to such Subscriber at the address shown in his Subscription Agreement that amount of his Proceeds in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, such amount to be remitted without interest or reduction.

         4. Achievement or Failure to Achieve Required Offering. The Escrow Agent shall notify the Company in writing at such time as it has received Proceeds totaling at least $6,000,000 exclusive of those which have been rejected by the Company and shall continue to receive and hold such funds until either Paragraph 4 or 5 has been satisfied. If, on or before the Required Offering Deadline, the Escrow Agent shall not have received Proceeds from the Subscribers for at least $6,000,000, the Escrow Agent shall return to each Subscriber the appropriate amount of the Proceeds (plus or minus any net profit, including interest, or loss incurred through allowable investment) received and collected from him hereunder.

         5. Failure to Obtain Charter. If, by the close of business on the Expiration Date, the Company shall not have received the Charter from the OCC, the Escrow Agent shall promptly after receipt of notification by the Company return to the Subscribers the appropriate amount of the Proceeds (plus or minus any net profit, including interest, or loss incurred through allowable investment) received and collected from them hereunder. In the event that Proceeds are to be returned to the Subscriber pursuant to Paragraph 4 or this Paragraph 5, the specific allocation of net profits attributable to each subscriber shall be determined by the Escrow Agent as follows: each Subscriber's allocated share of earnings on the Proceeds, after deducting Escrow Agent's fees, if any, for investments made, shall be that fraction (i) the numerator of which is the dollar amount of such Subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the Subscriber's subscription and the earlier of (a) the Required Offering Deadline and (b) the Expiration Date, inclusive (the Subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all Subscribers depositing Proceeds with the Escrow Agent.

         6. Grant of Charter. Subject to provisions of paragraph 4, hereof, if the Charter is granted by the OCC, the Escrow Agent shall, within three (3) days of receiving notification thereof from the Company, pay to the Company all cleared Proceeds then and thereafter received by it (including any interest earned thereon) after deducting therefrom the fees and costs of the Escrow Agent as set forth in Paragraph 15 hereof.

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         7.       Return of Proceeds to Subscribers: If instructed in writing to do so by the Company the Escrow Agent agrees to return to any Subscriber, whether his Subscription Agreement has been accepted by the Company or not, Proceeds deposited pursuant to this Agreement by the Subscriber. Written instruction by the Company to return funds to a Subscriber must be received by the Escrow Agent prior to the Escrow Agent's disbursement of Proceeds pursuant to Paragraph 6 of this Agreement. The Escrow Agent, in returning funds to the Subscribers hereunder, may rely on the names and addresses furnished to the Escrow Agent by the Company without the requirement of independent verification. All returns and deliveries to a Subscriber under this Agreement shall be mailed, by regular mail, to the residential or business address of such Subscriber appearing on his Subscription Agreement. Any payment to a Subscriber will be made by check.

         8. Investment of Proceeds by Escrow Agent. The Escrow Agent shall, at the direction of the President of the Company, invest the Proceeds in one or more funds or a master repurchase agreement comprised solely of investments in United States government, United States government backed securities and repurchase agreements collateralized by United States government backed securities. Interest and other monies earned on said investments shall accrue to the benefit of the Company; provided, however, if the Required Offering is not obtained, interest and other monies earned on said investments shall be paid to Subscribers, with the Company remaining obligated to pay the fees of the Escrow Agent. The Escrow Agent shall advise the Company as to the form of investments into which the Proceeds have been placed, and furnish to the Company periodic and final reports of said investments. The Escrow Agent shall have no liability or obligation whatsoever for the status of said investments or the failure of said investments.

         9. Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreements against the Escrow Agent.

         10. Reliance of Escrow Agent on Documents. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         11. Indemnification of Escrow Agent. Unless the Escrow Agent discharges any of its duties hereunder in a grossly negligent manner or is guilty of willful misconduct with regard to its duties hereunder, the Company hereby agrees to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.

         12. Discretion of Escrow Agent to File an Interpleader Action in the Event of Dispute. If the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, but shall not be required to, file an action of interpleader to resolve the disagreement and may hold all Proceeds until directed by a court of competent jurisdiction as to the manner or distribution or until all parties in dispute mutually agree to the distribution. The Escrow Agent shall be indemnified as set forth in Paragraph 11 for all cost, including reasonable attorneys' fees incurred by it, in connection
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with the aforesaid interpleader action, and shall be fully protected in suspending all or part of its activities under this agreement until a final judgment or other appropriate order in the interpleader action is entered.

         13. Consultation with Counsel. The Escrow Agent may consult with independent counsel of its own choice and shall have full and complete authorization and protection in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence of willful misconduct.

         14. Resignation of Escrow Agent. The Escrow Agent may resign upon thirty (30) days written notice to the Company. If a successor Escrow Agent is not appointed by the Company within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor or, at its option, the Escrow Agent may do nothing until such time as the Company has furnished the name of a successor Escrow Agent or otherwise directed the Escrow Agent as to the disposition of Proceeds provided, however, if the Charter has not been received the Escrow Agent shall not pay to the Company any of the Proceeds.

         15. Compensation and Expenses. The Escrow Agent shall be entitled to compensation from the Company for its services hereunder in an amount of $1,500.00. In the event Escrow Agent must return the escrow funds to a subscriber, the Company agrees to compensate Escrow Agent by paying said Agent an additional $10.00 per subscriber.

         16. Notices. All notices permitted or required to be given to any party under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the party being notified. Either party may change the address at which said notice is to be given by giving notice of such to all other parties to Agreement in the manner set forth herein.

         17. Successors and Assigns. The rights created by the Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the Escrow Agent.

         18. Laws of the State of Florida to Apply. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Florida.

         19. Termination. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have completed its duties under Paragraphs 4, 5 or 6, as the case may be.

         20. Subscribers of the Capital Stock. A Subscriber for the Capital Stock shall, upon execution of a Subscription Agreement and deposit with the Escrow Agent of the Proceeds, automatically become a party to this Agreement.

         21. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                    HEARTLAND BANCSHARES, INC.



                                    By: /s/ James C. Clinard
                                        ------------------------------------
                                        President


(CORPORATE SEAL)                    SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL
                                    ASSOCIATION



Attest: /s/ Lawrence B. Wells       By: /s/ Deborah Mareyra
        ------------------------        ------------------------------------
                                        First Vice President
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                                  ADDENDUM "A"

The "Required Offering Deadline" by which the Company must sell at least 600,000 shares of Capital Stock shall be the later of (i) December 1, 1999; or
(ii) the date which is one year from the date on which the Company's Registration Statement on Form SB-2 is declared effective by the Securities and Exchange Commission.